For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Andy Dolny, Investor Relations
404-828-8901

UPS ANNOUNCES EXPECTED 4Q RESULTS

Higher Costs Driven by Surge in Shipments and Weather;
FY2013 Adjusted EPS $4.57, Below Guidance of $4.65 to $4.85; Anticipates 2014 EPS Growth of 10-to-15%

ATLANTA, January 17, 2014 -- UPS (NYSE:UPS) today announced that it anticipates fourth quarter 2013 diluted earnings per share of $1.25. Full-year 2013 adjusted diluted earnings per share are expected to be $4.57, below the previously provided guidance of $4.65 to $4.85.
On a reported basis, 2013 diluted earnings are expected to be $4.61 per share.
U.S. results were negatively impacted by the challenges of the compressed peak season coupled with an unprecedented level of online shopping that included a surge of last-minute orders. In an effort to maintain service standards and commitments, UPS took extraordinary measures deploying additional equipment and people. For example, the company utilized 85,000 temporary employees, 30,000 more than planned. Also, weather events in December weighed on results.
On December 23rd UPS delivered more than 31 million packages, the most ever and 13% over the prior-year peak day. This year’s highest delivery day occurred six days later than expected and was 7.5% greater than planned.
Despite fourth quarter performance, the company is confident of its 2014 outlook. UPS expects full-year 2014 diluted earnings per share to grow in line with its long term targets of 10-to-15%, compared to 2013 adjusted results. Further details will be provided when the company releases earnings on January 30, 2014.

EDITOR’S NOTE:
UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss fourth quarter results with investors and analysts during a conference call at 8:30 a.m. EDT January 30, 2014. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”
UPS routinely posts investor announcements on its web site --www.investors.ups.com -- and encourages those interested in the company to check there frequently.

UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions for the transportation of packages and freight, including innovative delivery options for the global consumer market; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
We supplemented the presentation of our year-to-date 2013 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions. In the first quarter of 2013, we recorded transactions related to our attempted acquisition of TNT Express N.V. These items included the impact of (1) a pre-tax charge for the TNT termination fee and transaction-related costs of $284 million ($177 million after-tax), and (2) a pre-tax currency gain realized upon the liquidation of a foreign subsidiary of $245 million ($213 million after-tax). We believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. The underlying matters that produced these charges were unique, and we do not believe they are reflective of the types of charges that will affect future results.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.